Exhibit 99.1

O-I TO REVIEW STRATEGIC OPTIONS FOR PLASTICS PACKAGING OPERATIONS

PERRYSBURG, Ohio, Jan. 12, 2007 — Owens-Illinois, Inc., (NYSE: OI) today announced that the Company has retained advisors to review strategic options for its plastics packaging business, including a possible sale.  For the twelve months ended September 30, 2006, O-I Plastics had revenues of approximately $770 million.

O-I Plastics, comprised of HealthCare Packaging and Closure & Specialty Products, is an innovation and technological leader in the fields of healthcare packaging and specialty closure systems in the U.S.  The Company is a pioneer in the design, manufacture and sale of plastic packaging solutions for companies in the pharmaceutical, healthcare, food and beverage, household, chemical and personal care industries.

“Our plastics business is a very attractive franchise,” said Albert P.L. Stroucken, O-I chairman and chief executive officer.  “We are conducting this review to explore ways of maximizing value for our shareholders.”

O-I Plastics has plants in the United States, Mexico, Brazil, Hungary, Singapore and Malaysia.

O-I has retained Goldman, Sachs & Co. as its financial advisor on this matter.

About O-I

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and Latin America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has more than 100 manufacturing facilities in 23 countries.  In 2005, annual revenues were $7.2 billion.  For more information, visit http://www.o-i.com.

CONTACT:  OWENS-ILLINOIS, Kelley Yoder, 567-336-1388.